SouthPeak Secures New $10 Million Line of Credit

MIDLOTHIAN, VA – July 14, 2010 – SouthPeak Interactive Corporation (OTC Bulletin Board: SOPK) today announced that it has secured a $10.0 million asset-based line of credit through February 28, 2012 with Rosenthal & Rosenthal, Inc., a leading privately held financial services and factoring firm. Under the terms of the factoring agreement, the amount is subject to increase up to an additional $3.0 million if SouthPeak’s stockholders’ equity increases. The new credit facility increases and replaces the Company’s previous $8.0 million revolving line of credit with SunTrust Banks, Inc.

Pursuant to the new factoring agreement with Rosenthal & Rosenthal, SouthPeak repaid in full its aforementioned SunTrust revolving credit line, which was collateralized by gross accounts receivable, personal guarantees, and a pledge of personal securities and assets by two Company shareholders, one of whom is the Company’s Chairman, and certain other affiliates.

“Securing this additional credit provides us with greater financial flexibility and presents a clear message to our investors that we are confident of our business prospects and growth opportunities over the near- and long-term,” said Terry Phillips, SouthPeak’s Chairman of the Board. “We continue to execute on our growth strategy to introduce new games that build our extensive portfolio. Our popular titles provide us with a significant opportunity to enhance our portfolio as well as enter new high-growth categories and expand our digital reach to further increase our brand equity.”

About SouthPeak Interactive Corporation

SouthPeak Interactive Corporation develops and publishes interactive entertainment software for all current hardware platforms including: Xbox 360® videogame and entertainment system from Microsoft, PlayStation®3 computer entertainment system, PSP® (PlayStation® Portable) system, PlayStation®2 computer entertainment system, Wii™, Nintendo DS™, iPhone and Windows PC. SouthPeak's games cover all major genres including action/adventure, role-playing, strategy, racing, puzzle, sports and edutainment. SouthPeak's products are sold in retail outlets in North America, South and Central America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and Leicester, England.

SouthPeak’s extensive portfolio of over 60 interactive entertainment games spans a variety of platforms and genres including RPG, simulation, FPS, sports, strategy, puzzle and fighting.

For additional information, please visit SouthPeak’s corporate website: www.southpeakgames.com